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                                                                   Exhibit 99.1


                                  [LESCO logo]


                                  NEWS RELEASE

FOR IMMEDIATE RELEASE               Contact:

                                    Jeffrey L. Rutherford
                                    Sr. Vice President & Chief Financial Officer
                                    LESCO, Inc.
                                    (440) 783-9250

o        LESCO ANNOUNCES INITIATIVES TO RESTRUCTURE DEBT AND IMPROVE BALANCE
         SHEET

o        RAISES 2003 GUIDANCE, EXCLUDING ANY CHARGES FROM ANNOUNCED INITIATIVES

CLEVELAND, Ohio - December 16, 2003 - LESCO, Inc. (NASDAQ: LSCO), the leading specialty provider of products for the professional green and pest control industries, today announced a strategy to restructure debt and strengthen the Company's balance sheet through a number of initiatives that it expects will close by the end of the first quarter of 2004, including:

o The sale of its receivables portfolio to GE Business Credit Services (GEBCS) and outsourcing of its private label credit program.
o        Refinancing of its revolving credit facility.
o        Buy-out of its interest rate swap agreement.
o        Buy-back of its outstanding preferred stock.

Under the terms of its agreements with GEBCS, the Company will sell its existing accounts receivables portfolio to GEBCS for approximately $55 million and will outsource its private label credit program through the GE platform. The Company expects the transaction, which is subject to certain closing conditions, to close by the end of the first quarter of 2004. All proceeds will be utilized to reduce outstanding debt. Management expects to incur a one-time charge of $2.0 to $3.0 million in connection with the agreement either in the fourth quarter of 2003 or the first quarter of 2004.

In addition to the GEBCS agreements, the Company has engaged PNC Bank, National Association to arrange a three-year $50.0 million Senior Secured facility to replace LESCO's existing bank loan facility. A charge of approximately $1.1 million is expected to be recorded to write-off the deferred financing costs of the existing credit facility either in the fourth quarter of 2003 or the first quarter of 2004.

LESCO intends to buy-out and terminate its current interest rate swap agreement for approximately $1.3 million and buy-back its outstanding preferred stock for approximately $1.7 million. The swap buy-out is expected to close concurrently with the new credit facility and a one-time charge of approximately $1.3

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million is expected to be taken either in the fourth quarter of 2003 or the first quarter of 2004. No charge will be necessary for the preferred stock buy-back.


Michael P. DiMino, president and chief executive officer of LESCO, commented, "We are excited by our new agreements with GEBCS and PNC. In combination, these agreements will allow us to reduce debt by over $50 million and increase our financial flexibility, which is critical for long-term growth. Once complete, these transactions will also drive cost savings and operational improvements over time, but even more importantly, will allow us to open new Service Centers without incurring the additional working capital necessary to finance our own accounts receivable portfolio. It's a win-win for everyone involved."

LESCO INCREASES 2003 GUIDANCE

Additionally, LESCO announced today, that earnings per share for the year ended December 31, 2003 will likely range from $0.20 to $0.25 per diluted share before any charges related to the GE transaction, swap buyout or the revolving credit refinancing. This is an increase from the previously announced guidance of $0.15 to $0.20 per diluted share.

Mr. DiMino concluded, "We are certainly pleased to increase our guidance for 2003. Continued comparable Service Center growth and our ability to maintain gross margin amid rising raw material costs, combined with operational improvements and financial discipline, have resulted in a more efficient and profitable operation. Furthermore, we expect many of today's announced initiatives will have a positive effect in 2004 and beyond."

The Company expects to announce its financial results for the fourth quarter and fiscal 2003 on or about February 23, 2004.

ABOUT GE BUSINESS CREDIT SERVICES

GEBCS based in Jacksonville, Florida, is the commercial unit of GE Consumer Finance. The company provides business-to-business trade receivables management solutions, including private label credit programs, account receivable financing and inventory financing for national and regional clients. More information can be found online at www.gebcs.com.


ABOUT LESCO, INC.

As of December 15, 2003, LESCO distributes product through nine hubs and serves more than 130,000 customers worldwide, through 247 LESCO Service Centers(R), 72 LESCO Stores-on-Wheels(R), and other direct sales efforts. Sales in 2002 totaled $511.7 million. Additional information about LESCO can be found on the Internet at www.lesco.com.

Statements in this news release relating to the expected reduction in the Company's debt and improvement in its balance sheet, the expected completion of the sale of the Company's accounts receivables portfolio to GEBCS, the expected completion of the refinancing of the Company's revolving credit facility, the Company's buy-back of its outstanding preferred stock, earnings expectations and other statements that are not historical information are forward-looking statements and, as such, reflect only the Company's best assessment at this time. Investors are cautioned that forward-looking statements involve risks and uncertainties, that actual results may differ materially from such statements and that investors should not place undue reliance on such statements. Factors that may cause actual results to differ materially from those projected or implied in the forward-looking statements include, but are not limited to, the satisfaction of certain closing conditions to the GEBCS transaction, including obtaining


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third party consents, the successful negotiation of a definitive agreement with
PNC and the successful syndication of the new credit facility, the satisfaction of closing conditions to the new credit facility, including obtaining third party consents or waivers, and the approval from the Company's preferred shareholders of the Company's buy-back of the outstanding preferred stock. For a further discussion of risk factors, investors should refer to the Company's Securities and Exchange Commission reports, including but not limited to, Form 10-K for the year ended December 31, 2002.